Exhibit 10.15
MASTER AGREEMENT FOR CONSULTING SERVICES
(Individual)
This Master Agreement for Consulting Services (“Master Agreement”) is made and entered into effective as of the 28th day of June, 2009 (“Effective Date”) by and between William Van Valkenberg, an individual residing in the State of Washington at [***] (“Consultant”), and RealPage, Inc., a Delaware corporation with its principal place of business at 4000 International Parkway, Carrollton, Texas 75007-1913 (“Client”). Consultant and Client are hereinafter collectively called the “Parties”.
1. Scope and Content of Agreement
(a) This Master Agreement sets forth the overall terms, conditions and agreements pursuant to which Consultant from time to time shall provide consulting services to Client of the following general type: legal services on a project by project basis (collectively the “Services”).
(b) From time to time Client will engage Consultant to perform Services with respect to a “Project,” which, for purposes of this Master Agreement, means a separately identifiable and severable set of Services with respect to which the Parties have executed a “Work Order”. A “Work Order” means (i) a written proposal by Consultant setting forth the Services which it proposes to perform for the benefit of the Client and which has been accepted by Client in the form presented to it (or if accepted with modification by Client, has also been accepted by Consultant), or (ii) a written statement by Client of the Services which it desires Consultant to perform and which has been accepted by Consultant In the form presented to it (or, if accepted with modification by Consultant, has also been accepted by Client). The Parties may mutually agree in writing to deem any engagement letter, request for proposal or other document produced by either Party to be a Work Order for a particular Project. Any Work Order may be changed only by a written ‘Protect Change Order signed by both Parties.
(c) So long as this Master Agreement is in effect, it shall govern the performance of all Services and Projects. Thus, each and every Work Order and each and every Project Change Order shall be subject to and governed by this Master Service Agreement. With regard to each Project, this Master Agreement, together with (i) any attached exhibits or schedules (which are expressly incorporated herein by this reference); (ii) any written amendments to this Master Agreement which have been executed by the Parties; (iii) the Work Order, and (iv) any Project Change Orders (collectively, the “Documents”) shall constitute the entire agreement between the Parties. If there is any conflict between the terms of this Master Agreement and any other Document, the terms of this Master Agreement shall control.
2. Relationship of the Parties. The Parties represent and acknowledge that Consultant shall perform all Services hereunder as an independent contractor and that any and all work product and intellectual property created in the course of performing any Services shall be deemed to be a “work made for hire” pursuant to 17 U.S.C., § 201(b) (the Copyright Act) and as such all such work shall be specially commissioned work belonging to Client.

Unless provided to the contrary in any Work Order, only Consultant himself shall perform Services hereunder. Consultant shall not employ any sub-contractors unless such are expressly provided for in a Work Order signed by Client. In all instances where sub-contractors are used, Consultant agrees to assume complete responsibility for such sub-contractors with regard to all applicable federal, state and local laws, regulations and rules relating to employment of sub-contractors and shall require all such sub-contractors, as a condition of employment, to execute assignments to Client of all work product and all intellectual property associated therewith.
If any of the Services provided under this Master Agreement will be performed at Client’s premises, without modifying the relationship among the Parties, Client shall provide office space and facilities to Consultant to the extent reasonably necessary to perform the Services. On the premises of Client, Consultant shall conduct himself with decorum in a manner appropriate for a business environment. Consultant shall observe all of Client’s security, drug, alcohol, firearms, and other site rules and regulations of which he has been given reasonable notice. Consultant is hereby given notice that Client has a policy of enforcing a drug free work environment and Consultant agrees to fully comply with this policy. Client’s premises shall be safe from unreasonable hazards and risks.
3. Services. While the specific Services to be performed with respect to a Project will be defined in the applicable Work Order and any Project Change Orders, the following general provisions shall apply to all Work Orders and Services provided under this Master Agreement
(a) Each Work Order shall describe any Project in sufficient detail to ensure that the scope of Services is finite, definable and measurable and that the method of calculating Consultant’s fee is dear and unambiguous. Consultant shall not commence performance of any Services until it shall be satisfied that such condition has been met. Consultant shall use his/her superior knowledge of the tasks and costs necessarily involved in projects of the type being undertaken to advise Client as to necessary inclusions in the Work Order. No additional Services or Fees shall be implied by reason of the Services expressly described in the Work Order.
(b) Consultant shall provide the Services with no less a degree of skill, quality and care as is utilized by (i) persons (A) in the same industry, (B) charging the same or similar fees, (C) in the locale in which the Services are to be performed, and (ii) the Consultant in projects of a similar nature for other clients.
(c) Subject at all times and in all cases to the requirements of confidentiality set forth in Section 5 of this Master Agreement, Client acknowledges that Consultant may from time to time other than during the Project Period perform similar services for others, and that this Master Agreement shall not prevent Consultant from performing such services.
(d) Consultant shall deliver the Services for a Project In accordance with the delivery schedule contained in the Documents. Consultant will use reasonable care to notify Client of all anticipated delays. If Consultant fails to maintain substantial compliance with any schedule of time set forth in the Documents by reason of his own acts or omissions, Client may, upon fifteen (15) days written notice and opportunity to cure, terminate the Project. If Client terminates a Project pursuant to this Section 3(e), Consultant shall be entitled to payment for all Services rendered through the date of termination at a rate commensurate with the value of such Services in such circumstances.
4. Pricing and Payment for Services. The pricing and payment for all Services rendered by Consultant shall be governed by the following provisions:
(a) For each Project, the Work Order shall specify the method of pricing of “Fees” (charges for Services provided), which shall be either: Actual Time and Materials (“Actual T&M”) or Fixed Price (“Fixed”).
(b) Any estimates of cost or time made by Consultant, if made in a Document, shall be made in good faith and shall be binding on the Consultant unless specific provision shall be made in the same Document for grace periods or percentages of permitted time and/or cost overruns or unless the Project is initially priced on a Fixed Fee basis.
(c) In the case of Actual T&M Projects, Consultant will notify Client as soon as practicable if a permitted cost or time overrun will be exceeded, and Client shall have the option to require continued performance subject to its claim for damages and/or a reduction of the Fee or to terminate the Project by delivering to Consultant written notice of termination not less than three (3) business days prior to the effective date of the termination in which case Consultant’s Fee for all Services rendered through the date of the termination shall be reduced to a rate commensurate with the value of such Services in such circumstances minus Client’s damages.
(d) All Fees for Actual T&M Projects shall be based an the schedule of rates, fees, rate classification and minimum hours (“Rates”) set forth in the Work Order. Rates for a particular Project will be fixed for the duration of such Project, unless otherwise provided in the Work Order. For actual T&M Projects, the Work Order shall set forth a Maximum Fee, the amount of which Consultant shall not exceed without prior written approval of Client
(e) No expenses for overtime work (work in excess of 40 hours per calendar week) shall be incurred in connection with any Project unless the Documents shall expressly permit such, and then only to the extent permitted by the provisions of the Documents. The Fees associated with overtime work wilt be billed at time and a half.
(f) In addition to Fees, Client shall pay all “Reimbursable Expenses” and “Applicable Taxes” related to the Services provided by Consultant.
          (i) “Reimbursable Expenses” means all out-of-pocket expenses reasonably incurred by Consultant in connection with the Services under this Master Agreement. Reimbursable Expenses shall include but are not limited to travel expenses, lodging and meals, long distance telephone and facsimile charges, photocopying, postage and delivery charges. All Reimbursable Expenses are subject to reasonable itemization and documentation upon request by Client in order for an expense to be considered a Reimbursable Expense it must be in conformance with the travel and lodging policies of the Client which Client shall provide to Consultant from time to time during the Term hereof.

          (ii) “Applicable Taxes” means state and local sales or services taxes paid or incurred by Consultant with respect to the Fees but excludes all other types of taxes, levies and assessments whatsoever, including taxes based on net income.
(g) Unless otherwise set forth on the applicable “Work Order:
          (i) Consultant shall Invoice Client on a monthly basis for all Fees, Reimbursable Expenses and Applicable Taxes. All invoices shall be paid within forty-five (45) days of the Client’s receipt of invoice. Invoices for Actual T&M shall be for the actual amounts incurred according to the “Work Order” then in effect and shall be payable in full without retainage. Fixed Price Projects shall be invoiced on a percentage of completion based on Consultant’s good faith estimate of progress to the data of the invoice.
          (ii) Unless otherwise provided in the Documents, all billings will be in U.S. dollars and all payments shall be made in U.S. dollars in currently available funds.
          (iii) Any undisputed invoice that is not paid within forty-five (45) days from the date of the invoice shall bear interest at the lessor of 12% per annum or the highest rate of interest allowed under applicable law. Consultant may suspend the performance of Services with regard to any Project pending payment of any undisputed, past due amounts then owing for work in regard to such Project. If a good faith dispute shall arise as to any amount to be paid by Client to Consultant with regard to a Project, Client and Consultant shall, within ninety (90) days from the date of the invoice, engage in good faith negotiations to resolve the dispute, if necessary, escalating the issue to senior management. At the end of such ninety (90) day period, if the dispute shall remain unresolved, the Client shall, for a period of ten (10) days, have the option of (i) making payment to Consultant “under protest”, by giving written notice conspicuously setting forth the protest, without waiver or prejudice to its right to recover from Consultant any amounts finally determined not to be due and owing hereunder, or (ii) initialing appropriate declaratory proceedings. After such ten (10) day period, each Party may exercise all legal rights which it may then have (failure by Client to exercise either option during the ten (10) day period shall not be construed as a waiver of any right or remedy).
5. Confidentiality, Non-Competition and Intellectual Property Matters
(a) Consultant shall consider all information about the Clients business to be confidential, including, without limitation, information relating to Client’s financial, technical, legal, strategic, and personnel affairs, where such information has been learned by Consultant as a result of his/her consulting relationship with Client (“Client Confidential Information”). Consultant will instruct his/her employees, agents and third parties engaged by Consultant in connection with the Services under this Master Agreement to keep such information confidential using commercially reasonable care and discretion. Consultant will use Client Confidential Information solely for purposes of performing Projects. However, Consultant shall not be required to keep confidential any data, which is or becomes publicly available, is already in Consultants possession, is independently developed by Consultant outside the scope of this Master Agreement or is rightfully obtained from third parties.

(b) All Client Confidential Information shall remain the exclusive property of Client. All ideas, concepts, know-how, or techniques developed by Consultant prior to the Effective Date or developed by Consultant outside of this Master Agreement and used by Consultant to fulfill his/her obligations under this Master Agreement shall remain the exclusive property of Consultant. In no case shall the term “Work Product” include any of Consultants pre-existing overall know-how or trade secrets, nor shall such term include data, modules, components, designs, utilities, subsets, objects, processes, tools, models and specifications owned or developed by Consultant prior to or independently from any Project pursuant to this Master Agreement (the “Consultant Property”). Use of Consultant Property in the course of performing any Project shall in no way affect nor derogate from Consultants exclusive ownership of any such Consultant Property. To the extent that Client’s use of any Work Product depends upon the use of any Consultant Property, Consultant hereby grants to Client a perpetual, non-exclusive, worldwide, fully paid-up limited license to use such but solely in connection with the dependent Work Product.
(c) All work product, regardless of whether copyrightable or patentable and regardless of whether tangible or intangible, developed for Client by Consultant (collectively, the “Work Product”) in the course of performing any Project pursuant to this Master Agreement, shall be deemed to be the sole and exclusive property of Client, regardless of whether such Work Product is considered a “work made for hire” or an employment to invent. Work Product shall include all background notes, research, source code, and other information whether or not submitted to Client as part of any final report or finished product. All Work Product shall be considered to be confidential, trade secret property of Client and shall not be copied (except in the course of performing services hereunder), removed from Client’s premises, or disclosed to third parties by Consultant without Clients prior written approval. Consultant agrees that Client shall have all copyright and patent rights with respect to any Work Product discovered, created or developed under this Master Agreement without regard to the origin of the Work Product. If and to the extent that Consultant may, under applicable law, be entitled to claim any ownership interest or moral rights in the Work Product, Consultant hereby sells, transfers, grants, conveys, assigns, and relinquishes exclusively to Client any and all right, title, and interest it now has or may hereafter acquire in and to the Work Product under patent, copyright, trade secret, trademark or other Intellectual property law in perpetuity or for the longest period otherwise permitted by law. Upon request of Client, Consultant shall, without any additional charge, promptly execute, acknowledge and deliver to Client all instruments (including, without limitation, any assignment of proprietary right, assignment of contract right, assignment of choses in action, bill of sale, assignment of copyright, assignment of copyright registration, or assignment of renewal of copyright registration) which Client deems necessary or desirable to enable Client to establish ownership or to file and prosecute applications for, and to acquire, maintain and enforce, all trademarks, service marks, registrations, copyrights, licenses and patents covering the Work Product.
(d) Upon termination of this Master Agreement, Client shall be placed in possession of all Work Product and Client Confidential Information, and no copies shall be retained by Consultant or any employee or agent of Consultant, unless (i) Consultant has requested in writing permission to retain in his/her work papers certain specifically identified Client Confidential Information and Client has approved such request in writing, or (ii) Consultant is required by law to retain Client Confidential information and then only to the extent and for the time so required by law.

(e) Other than as may be prohibited through operation of independently executed documents and subject to the provisions of Section 5(h) and so long as no Client Confidential Information, Intellectual property or any Work Product are used, this Master Agreement shall not preclude Consultant from providing services to others which may result in the independent creation or improvement of products, techniques, processes, procedures or services that are competitive and/or similar to those which might be developed by Consultant pursuant to this Master Agreement.
(f) Consultant acknowledges and agrees (i) that Client will suffer immediate and irreparable harm in the event of an actual or threatened breath by Consultant of the obligations of non-disclosure and non-use assumed hereunder, and (ii) that Client shall be entitled to immediate injunctive relief restraining the Consultant from the breach or threatened breach, in addition to any other remedies available to it in law or in equity.
(g) Consultant’s obligations pursuant to this Section 5 shall continue beyond and survive the termination of this Agreement
6. Hiring of Personnel. During the term of this Master Agreement and for a period of twelve (12) months following the termination, Consultant shall not employ or engage as an independent contractor any full-time or part-time employee or contract worker of Client who has had contact with Consultant as a result of the relationship between Client and Consultant during the twelve (12) months preceding such hiring or engagement. Acknowledging that the damage resulting from the breach of this paragraph would be difficult or impossible to calculate, Consultant agrees to pay Client for each such breach a sum equal to twelve (12) times the average monthly base compensation rate for the affected employee (based on the last six (6) months of employment with Client), such amount being deemed liquidated damages. The Parties agree that the liquidated damage is a reasonable forecast of probable damages and that the liquidated damages are the exclusive remedy for breach of this covenant
7. Infringement Indemnification. Consultant covenants and agrees to fully indemnify, protect, defend and hold Client harmless with respect to any allegation, claim, action or proceeding that any Work Product or other material (including, but not limited to any software licensed through or by Consultant or written by Consultant) furnished by Consultant infringes a patent, copyright trade secret or proprietary right or that this Master Agreement violates any agreement between Consultant and any ether Party. Client must notify Consultant in writing of any such action as soon as practicable upon its commencement or threatened commencement. Client shall have full authority to control and conduct the defense, including the retention of counsel of its choice. Consultant’s indemnification of Client includes, but is not limited to, losses, damages, suits, actions, responsibilities, reasonable attorneys fees, accounting fees, experts’ fees, losses, liabilities, costs, expenses, fines penalties, interest, judgments, awards and settlements.
Client shall have the right independently and at its own expense to take any action it may deem necessary, in its sole discretion, to protect or defend itself against any threatened action subject to indemnification hereunder, without regard to forum or other parties that may be involved. The Parties shall have sole and exclusive control over their respective defenses of any such action, as well as the right to be represented by separate counsel of their own choosing.

Consultant’s obligations pursuant to this Section 7 shall continue beyond and survive the termination of this Agreement
8. Breach. Failure by Consultant or Client to comply with any material term or provision of the Documents relating to a Project shall entitle the non-defaulting Party to give the defaulting Party written notice requiring it to cure the default. If the defaulting Party has not cured the default within thirty (30) days after receipt of notice, the non-defaulting Party shall be entitled, in addition to any other rights it may have under this Master Agreement or otherwise by law, to terminate such Project by giving notice to take effect immediately. The right of either Party to terminate a Project hereunder shall not be affected in any way by its wavier of or failure to take action with respect to any previous default.
9. Limitation of Liability.
(a) No action, regardless of form, arising out of the Services under this Master Agreement may be brought by either Party more then one (1) year after the date of the final performance of the Services by Consultant with regard to a particular Project, including any action brought by Consultant for alleged non-payment of sums due Consultant under this Master Agreement
(b) The term “Force Majeure Event” refers to fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar exogenous cause beyond the reasonable control of Consultant, provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by Consultant through the use of alternate sources, work-around plans or other means. The term “Force Majeure Event” shall not refer to Consultant’s labor difficulties or to strikes by or lockouts of Consultant’s personnel. Consultant shall not be liable to Client for any delay in performance or any failure in performance of any services or projects hereunder caused in whole or in part by reason of the occurrence of a Force Majeure Event. Client shall not refuse to accept delivery by reason of delays occasioned by reason of the occurrence of a Force Majeure Event. Any delay resulting from the occurrence of a Force Majeure Event shall correspondingly extend the time for performance by Consultant.
(c) Other than as elsewhere set forth in this Master Agreement CONSULTANT MAKES NO EXPRESSED OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR ANY CLAIM OR DEMAND AGAINST THE OTHER PARTY BY ANY OTHER PARTY DUE TO ANY CAUSE WHATSOEVER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR DAMAGES ARISING FROM BREACH OF WARRANTY OF NON-INFRINGEMENT AS SET FORTH IN SECTION 7 OF THIS MASTER AGREEMENT.
The provisions of this Section 9 shall continue beyond and survive the termination of this Agreement

10. Term and Termination.
(a) This Master Agreement shall be effective until terminated. Either Party may terminate this Master Agreement by giving the other Party not less than thirty (30) days’ written notice prior to the day the terminating Party desires this Master Agreement to terminate; provided, however, that this Master Agreement shall remain effective until completion of all Projects initiated hereunder.
(b) Except as otherwise provided herein, neither of the Parties may at any time terminate the performance of any Project for which a Work Order has been executed by both Parties, except for breach of the terms and conditions of the Documents; provided, however, that Client may at any time and without prior notice state its intention to terminate the Project, and the date upon which the termination shall be effective, if, within thirty (30) days of such termination, Client shall pay Consultant for all Services rendered by Consultant up to the date of termination for which payment has not already been received by Consultant plus a termination fee equal to 25% of the total of all amounts previously paid by Client to Consultant in regard to the terminated Project.
11. Miscellaneous.
(a) This Master Agreement may be modified or amended only by a written instrument signed by authorized signatories of both Parties, which expressly refers to this Master Agreement. No subsequent agreement will be treated as a waiver, cancellation, novation, merger or superseding agreement to this Master Agreement unless such subsequent agreement specifically and unambiguously states that it is intended to be a waiver, cancellation, novation, merger or superseding agreement and such subsequent agreement is signed by an authorized officer of both Parties.
(b) Failure to invoke any right, condition or covenant in the Documents by either Party shall not be deemed to imply or constitute a waiver of any other right, condition or covenant. No custom or practice which may evolve between the Parties during the term of this Master Agreement shall be deemed or construed to waive or lessen the right of either of the Parties to insist upon strict compliance with the terms of this Master Agreement.
(c) This Master Agreement supersedes any and all other prior agreements, understandings, statements, promises, or practices between the Parties, either oral or in writing, with respect to the subject matter hereof and constitutes the sole and only agreement between the Parties with respect to these matters. Each Party to this Master Agreement acknowledges that no representations, inducements, promises or other agreements, orally or otherwise, have been made by any Party hereto or by anyone acting on behalf of any Party hereto, which are not embodied herein, and that no agreement, statement or promise not contained in this Master Agreement or in any Documents shall be valid or binding or of any force or effect except for any formal, written presentations by Consultant of Consultant’s experience, capabilities and expertise.
(d) The terms, provisions, covenants and agreements that are contained in this Master Agreement shall apply to, be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(e) Each Party acknowledges and represents that it and its counsel have had an opportunity to review this Master Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Master Agreement or any amendment hereto.
(f) Since Client has entered into this Master Agreement based upon the unique skills and its singular relationship with Consultant, Consultant shall not be entitled to assign any of its respective rights or delegate any of its respective duties or obligations hereunder.
(g) Consultant acknowledges that Client has a policy of enforcing a drug free work environment and that Client requires its own employees to consent to drug screening as a condition of employment and/or continued employment. In addition, Client has a policy of obtaining a Consumer Report Verification for all new employees. Consultant agrees to fully comply with this policy and, where requested by Client, to submit and require its employees to submit, to such screening and verification as may reasonably be requested by Client.
(h) The headings that are used in this Master Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Master Agreement
(i) Words of any gender that are used in this Master Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
(j) Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by Consultant or by Client, as the case may be, at the addresses set forth above in the Preamble, or at such other addresses as either shall have specified prior to the time of giving notice.
(k) In the event that one or more of the terms, provisions or agreements that are contained in this Master Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the invalid, illegal or unenforceable term, provision or agreement shall not affect any other term, provision or agreement that is contained in this Master Agreement and this Master Agreement shall be construed as if the invalid, illegal or unenforceable term, provision or agreement had never been contained herein, unless to do so would create a manifest injustice.
(l) THIS MASTER AGREEMENT SHALL BE DEEMED TO HAVE BEEN EXECUTED BY THE PARTIES IN AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE OF TEXAS LAW THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF THIS MASTER AGREEMENT TO THE LAWS OF ANOTHER STATE). IN THE EVENT OF A DISPUTE OR IN THE EVENT OF ANY OTHER LEGAL ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT THE EXCLUSIVE JURISDICTION AND VENUE FOR SUCH LEGAL ACTION OR PROCEEDING SHALL BE THE GENERAL CIVIL TRIAL

COURTS OF DENTON COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT HAVING JURISDICTION IN DENTON COUNTY, TEXAS. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION ON THE GROUNDS OF VENUE, FORUM NON-CONVENIENCE OR ANY SIMILAR GROUNDS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL OR IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAW AND CONSENTS TO THE JURISDICTION OF SAID COURTS. CLIENT SHALL HAVE THE OPTION, IN THE EVENT OF A DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, TO SUBMIT SAID DISPUTE TO ARBITRATION IN DENTON COUNTY, TEXAS, PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING ON THE PARTIES AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY OF THE AFOREMENTIONED COURTS HAVING JURISDICTION OVER THIS AGREEMENT.
(m) The obligations of the Parties under this Master Agreement shall be and are performable in Denton County, Texas. THE PARTIES CONSENT AND AGREE THAT VENUE OF ANY ACTION BROUGHT IN STATE OR FEDERAL COURT UNDER THIS MASTER AGREEMENT SHALL BE IN DENTON COUNTY, TEXAS.

     IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Master Agreement.

CONSULTANT: WILLIAM VAN VALKENBERG
/s/ William Van Valkenberg

REALPAGE, INC.
/s/ Stephen T. Winn
By: Stephen T. Winn
Its: President and CEO

WORK ORDER
PURSUANT TO MASTER AGREEMENT FOR CONSULTING SERVICES
BY AND BETWEEN WILLIAM VAN VALKENBERG AND REALPAGE, INC.
DATED JUNE 28, 2009
Work Order 1 for William Van Valkenberg
Effective Date: June 28, 2009
Project Period: June 28, 2009
Consulting Services (each a “Project”):
Consultant shall provide legal services relating to Yardi Voyager and associated legal issues.
Project Tools:
RealPage shall supply all reasonable and necessary computer equipment, telephone, supplies and other materials reasonably required by Consultant to complete Projects. Upon completion of the Project Term, Consultant shall return to RealPage all such equipment, unused, supplies and materials.
Deliverables:
Dependent upon the nature of the Project, to be determined by RealPage’ Chief Executive Officer from time to time.
Work Order Expiration Date:
September 1, 2009
RealPage Contact:
Steve Winn, CEO
Fee:
$1,000.00 per day

Consultant
/s/ William Van Valkenberg
By: William Van Valkenberg
Individual

RealPage, Inc.
/s/ Stephen T. Winn
By: Stephen T. Winn
Its: President and CEO

Effective Date: June 28, 2009

WORK ORDER
PURSUANT TO MASTER AGREEMENT FOR CONSULTING SERVICES
BY AND BETWEEN WILLIAM VAN VALKENBERG AND REALPAGE, INC.
DATED JULY 12, 2009
Work Order 2 for William Van Valkenberg
Effective Data: July 12, 2009
Project Period: Effective Date — August 31, 20091
Consulting Services (each a “Project”):
     Consultant shall provide legal services relating to:
•	RealPage’s loan transaction for a credit facility with Wells Fargo Foothill and Comerica.

•	RealPage’s equity raise, and issuance of a new class of preferred shares;

•	RealPage’s Price Optimizer and limitations on the use or display of software products produced by other companies on RealPage’s web site;

•	Formation of a new company to provide open technology services, including Yardi hosting;

•	Such other matters as the RealPage’s Chief Executive Officer may require from time to time during the Project Period.
Project Tools:
RealPage shall supply all reasonable and necessary computer equipment, telephone, supplies and other materials reasonably required by Consultant to complete Projects. Upon completion of the Project Term, Consultant shall return to RealPage all such equipment, unused, supplies and materials.
Deliverables:
Dependent upon the nature of the Project, to be determined by RealPage’ Chief Executive Officer from time to time.
Work Order Expiration Date:
September 1, 2009
RealPage Contact:
Steve Winn, CEO
Fee:
$1,000.00 per day

Consultant
/s/ William Van Valkenberg
By: William Van Valkenberg
Individual

RealPage, Inc.
/s/ Stephen T. Winn
By: Stephen T. Winn
Its: President and CEO

[1]	Subject to renewal upon the mutual written agreement of the parties.

Effective Date: July 12, 2009